UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2006

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza 1800 Washington Road Pittsburgh, Pennsylvania	15241
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Compensation of Non-Employee Directors

The form and amount of compensation paid to non-employee directors of CONSOL Energy Inc. (the “Company”) is to be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). On October 11, 2006, the Board , upon the recommendation of the Compensation Committee, approved a modification to the compensation arrangement for non-employee directors. Effective October 11, 2006, the Annual Equity Award (as defined in the Form 8-K filed by the Company on October 24, 2005 (the “October 24, 2005 Form 8-K”)) to such directors will consist entirely of restricted stock units. Previously, the Annual Equity Award was comprised of 50% of the value in restricted stock units and 50% in stock options. All other elements of the compensation arrangement for non-employee directors that was approved by the Board in October 2005 have not changed. No grants of equity awards were made in connection with the modification.

Item 7.01 Regulation FD Disclosure.

On October 11, 2006, upon the recommendation of the Compensation Committee, the Board approved a modification to the stock ownership guidelines applicable to non-employee directors. As originally adopted, the guidelines require that all such directors hold five times the Annual Board Retainer (as defined in the October 24, 2005 Form 8-K) in the Company’s common stock (including any securities convertible or exercisable into the Company’s common stock, which includes stock options) after five years of service on the Board. The guidelines as modified on October 11, 2006 now exclude for the purposes of stock ownership all shares issuable upon the exercise of stock options. The modification was made to conform such guidelines to the stock ownership guidelines applicable to certain of the Company’s officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Vice President, General Counsel and Secretary

Dated: October 17, 2006